Exhibit 10.1
NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.
INDEMNIFICATION AGREEMENT
This Indemnification Agreement (“Agreement”) is effective as of March 1, 2010 by and between National American University Holdings, Inc., a Delaware corporation (“NAUH”), and the person identified on the signature page hereto (“Indemnified Person ”).
Recitals
A.	NAUH desires to attract and retain the services of highly qualified individuals, such as Indemnified Person, to serve as a member of the board of directors of NAUH.

B.	In order to induce Indemnified Person to continue to provide services to NAUH as a member of its board of directors, and in order to provide Indemnified Person with specific contractual assurance that indemnification will be available to Indemnified Person regardless of, among other things, any amendment or revocation of NAUH’s certificate of incorporation or any acquisition transaction relating to NAUH, NAUH wishes to provide for the indemnification of, and the advancement of expenses to, Indemnified Person to the maximum extent permitted by law.

C.	NAUH and Indemnified Person recognize the substantial increase in corporate litigation in general, subjecting directors to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited.

D.	In view of the considerations set forth above, NAUH desires that Indemnified Person shall be indemnified and advanced expenses by NAUH as set forth herein.
Agreement
In consideration of the recitals, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, NAUH and Indemnified Person hereby agree as follows:
1.	Certain Definitions.
(a)	“Board Member” means an individual elected by stockholders of NAUH, or appointed by members of its board of directors, to serve on its board of directors.

(b)	“Change in Control” means a change in the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of NAUH, or any successor in interest thereto, whether through the ownership of voting securities, by contract or otherwise. A rebuttable presumption of a Change in Control shall be created by any of the following, which first occur after the date hereof, and NAUH shall bear the burden of proof to overcome such presumption: (i) any “person” (including, without limitation, any individual, sole proprietorship, partnership, trust, corporation, association, joint venture, or other entity, whether or not incorporated), or “group” of persons (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”)), becomes, after the date hereof, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; (ii) during any two year period, individuals who constitute the board of directors at the beginning of such period, together with any new directors elected or appointed during the period whose election or appointment resulted from a vacancy on the board of directors caused by retirement, death, or disability of a director and whose election or appointment was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority of the board of directors; (iii) NAUH sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person; (iv) NAUH consolidates with, or merges with or into another entity, or any entity consolidates with, or merges with or into, NAUH (a “ Merger ”), in which the owners of outstanding voting stock of NAUH immediately prior to such Merger do not represent at least a majority of the voting power in the surviving entity after the Merger; or (v) the stockholders of NAUH approve a plan of liquidation or dissolution.
(c)	“Claim” means, with respect to a Covered Event, any threatened, pending or completed action, suit, proceeding, arbitration or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnified Person in good faith believes might lead to the institution of any such action, suit, proceeding, arbitration or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other.

(d)	“Covered Event” means any event or occurrence related to the fact that Indemnified Person is or was a Board Member of NAUH, or any subsidiary or affiliate of NAUH, or is or was serving at the request of NAUH as a director, officer, partner (limited or general), member, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, limited liability company, trust, other enterprise or employee benefit plan, or by reason of any action or inaction on the part of Indemnified Person while serving in such capacity.

(e)	“Expenses” means any and all expenses (including attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or to participate in, any action, suit, proceeding, arbitration, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by NAUH, which approval shall not be unreasonably withheld) of any Claim and any federal, state, local or foreign taxes imposed on the Indemnified Person as a result of the actual or deemed receipt of any payments under this Agreement.

(f)	“Expense Advance” means a payment to Indemnified Person pursuant to Section 3 hereof in advance of the settlement of or final judgment in any action, suit, proceeding, arbitration, or alternative dispute resolution mechanism, hearing, inquiry or investigation which constitutes a Claim.

(g)	“Independent Legal Counsel” means an attorney or firm of attorneys, selected in accordance with the provisions of Section 2(d) hereof, who shall not have otherwise performed services for NAUH or Indemnified Person within the last three years (other than with respect to matters concerning the rights of Indemnified Person under this Agreement, or of other Indemnified Persons under similar indemnity agreements).

(h)	“NAUH” includes, in addition to National American University Holdings, Inc., any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which National American University Holdings, Inc. (or any of its wholly owned subsidiaries) is a party which, if its separate existence had continued, would have had power and authority to indemnify its directors so that if Indemnified Person is or was a director of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, manager, partner (general or limited), member, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, limited liability company, employee benefit plan, trust or other enterprise, Indemnified Person shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnified Person would have with respect to such constituent corporation if its separate existence had continued.

(i)	References to “other enterprises” includes employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnified Person with respect to an employee benefit plan; and references to “serving at the request of NAUH” shall include any service which imposes duties on, or involves services by, such Board Member with respect to an employee benefit plan, its participants or its beneficiaries; and if Indemnified Person acted in good faith and in a manner Indemnified Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnified Person shall be deemed to have acted in a manner “not opposed to the best interests of NAUH” as referred to in this Agreement.

(j)	“Reviewing Party” means, subject to the provisions of Section 2(d), any person or body appointed by NAUH’s board of directors, and approved by the Indemnified Person, which approval shall not be unreasonably withheld, in accordance with applicable law to review NAUH’s obligations hereunder and under applicable law, which may include a member or members of NAUH’s board of directors, Independent Legal Counsel, the Company’s stockholders or any other person or body not a party to the particular Claim for which Indemnified Person is seeking indemnification.

(k)	“Section” refers to a section of this Agreement unless otherwise indicated.
2.	Indemnification.
(a)	Indemnification of Expenses. Subject to the provisions of Section 2(b) below, NAUH shall indemnify Indemnified Person for Expenses to the fullest extent permitted by law if Indemnified Person was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any Claim (by reason of or arising in part out of a Covered Event), including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses.

(b)	Review of Indemnification Obligations. Notwithstanding the foregoing, in the event any Reviewing Party shall have determined (in a written opinion if Independent Legal Counsel is the Reviewing Party) that indemnification of Indemnified Person hereunder would constitute a violation of applicable law, (i) NAUH shall have no further obligation under Section 2(a) to make any payments to Indemnified Person not made prior to such determination by such Reviewing Party, and (ii) NAUH shall be entitled to be reimbursed by Indemnified Person (who hereby agrees to reimburse NAUH) for all Expenses theretofore paid to Indemnified Person to which Indemnified Person may not be indemnified hereunder without violating applicable law; provided, however, that if Indemnified Person has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnified Person is entitled to be indemnified hereunder, any determination made by any Reviewing Party that indemnification of Indemnified Person hereunder would constitute a violation of applicable law shall not be binding, NAUH shall continue to make payments pursuant to this Agreement and Indemnified Person shall not be required to reimburse NAUH for any Expenses theretofore paid in indemnifying Indemnified Person until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). Indemnified Person’s obligation to reimburse NAUH for any Expenses shall be unsecured and no interest shall be charged thereon.

(c)	Indemnified Person Rights on Unfavorable Determination; Binding Effect. If any Reviewing Party determines that indemnification of Indemnified Person hereunder in whole or in part would constitute a violation of applicable law, Indemnified Person shall have the right to commence litigation seeking an initial determination by the court or challenging any such determination by such Reviewing Party or any aspect thereof, including the legal or factual bases therefor. Absent such litigation, any determination by any Reviewing Party shall be conclusive and binding on NAUH and Indemnified Person.

(d)	Selection of Reviewing Party; Change in Control. If there has not been a Change in Control, any Reviewing Party shall be selected by NAUH’s board of directors, and approved by Indemnified Person, which approval shall not be unreasonably withheld, and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of NAUH’s board of directors who were Board Members immediately prior to such Change in Control), any Reviewing Party with respect to all matters thereafter arising concerning the rights of Indemnified Person to indemnification of Expenses under this Agreement or any other agreement or under NAUH’s certificate of incorporation as now or hereafter in effect, or under any other applicable law, if desired by Indemnified Person, shall be Independent Legal Counsel selected by Indemnified Person and approved by NAUH (which approval shall not be unreasonably withheld). Such counsel, among other things, shall render its written opinion to NAUH and Indemnified Person as to whether and to what extent indemnification of Indemnified Person hereunder would constitute a violation of applicable law and NAUH agrees to abide by such opinion. NAUH agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto. Notwithstanding any other provision of this Agreement, NAUH shall not be required to pay Expenses of more than one Independent Legal Counsel in connection with all matters concerning a single Indemnified Person, and such Independent Legal Counsel shall be the Independent Legal Counsel for any or all other Indemnified Persons unless (i) NAUH otherwise determines or (ii) any Indemnified Person shall provide a written statement setting forth in detail a reasonable objection to such Independent Legal Counsel representing other Indemnified Persons.

(e)	Mandatory Payment of Expenses. Notwithstanding any other provision of this Agreement other than Section 11 hereof, to the extent that Indemnified Person has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any Claim, Indemnified Person shall be indemnified against all Expenses incurred by Indemnified Person in connection therewith.
3.	Expense Advances.
(a)	Obligation to Make Expense Advances. NAUH shall make Expense Advances to Indemnified Person upon receipt of a written undertaking by or on behalf of the Indemnified Person to repay such amounts if it is ultimately determined that the Indemnified Person is not entitled to be indemnified therefore by NAUH under applicable law.
(b)	Form of Undertaking. Any obligation to repay any Expense Advances hereunder pursuant to a written undertaking by the Indemnified Person shall be unsecured and may be accepted without reference to financial ability to make the repayment and no interest shall be charged thereon.
4.	Procedures for Indemnification and Expense Advances.
(a)	Notification of Request for Indemnification. To obtain indemnification under this Agreement, Indemnified Person shall submit to NAUH’s secretary a written request, at the address shown on the signature page of this Agreement (or such other address as NAUH shall designate in writing to Indemnified Person), including such documentation and information with the written request as is reasonably available to Indemnified Person and is reasonably necessary to determine whether and to what extent Indemnified Person is entitled to indemnification. NAUH’s secretary shall, promptly upon receipt of such a request for indemnification, advise NAUH’s board of directors in writing that Indemnified Person has requested indemnification. Notwithstanding the foregoing, any failure of Indemnified Person to provide such a request to NAUH, or to provide such a request in a timely fashion, shall not relieve NAUH of any liability that it may have to Indemnified Person unless, and to the extent that, such failure actually and materially prejudices the interests of NAUH.

(b)	Appointment of Reviewing Party. Promptly upon receiving a written request by Indemnified Person for indemnification pursuant to Section 4(a), NAUH’s board of directors will appoint the Reviewing Party, subject to Section 2(d), to review and make a determination with respect to Indemnified Person’s entitlement to indemnification hereunder.

(c)	Timing of Payments. The Reviewing Party will make a determination as to Indemnified Person’s entitlement to indemnification or Expense Advances as promptly as practicable, and, if applicable, will submit the amount of indemnified Expenses or Expense Advances to which Indemnified Person is entitled as soon as reasonably practicable. Notwithstanding the foregoing, if the Reviewing Party has not made a determination within 60 days after receipt by NAUH of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnified Person shall be entitled to such indemnification absent (i) a misstatement by Indemnified Person of a material fact, or an omission of a material fact necessary to make Indemnified Person’s statement not materially misleading, in connection with the request for indemnification, (ii) Indemnified Person’s failure to cooperate with, and provide the information reasonably requested by, the Reviewing Party such that the Reviewing Party is unable to make a determination as to Indemnified Person’s entitlement to indemnification, or (iii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional 30 days, if the Reviewing Party in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided further that the foregoing provisions of this Section 4(c) shall not apply if the determination of entitlement to indemnification is to be made by NAUH’s stockholders and if (A) within 15 days after receipt by NAUH of the request for such determination, NAUH’s board of directors resolves to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within 75 days after such receipt and such determination is made at such meeting, or (B) a special meeting of stockholders is called within 15 days after such receipt for the purpose of making such determination, such meeting is held for such purpose within 60 days after having been so called and such determination is made at such meeting.

(d)	Cooperation. Indemnified Person shall cooperate with the Reviewing Party in connection with its review of Indemnified Person’s entitlement to indemnification, including providing to the Reviewing Party upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnified Person and reasonably necessary to such determination. Any Independent Legal Counsel, Board Member or stockholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnified Person’s entitlement to indemnification under this Agreement.

(e)	No Presumptions; Burden of Proof. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnified Person did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by this Agreement or applicable law. In addition, neither the failure of any Reviewing Party to have made a determination as to whether Indemnified Person has met any particular standard of conduct or had any particular belief, nor an actual determination by any Reviewing Party that Indemnified Person has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnified Person to secure a judicial determination that Indemnified Person should be indemnified under this Agreement under applicable law, shall be a defense to Indemnified Person’s claim or create a presumption that Indemnified Person has not met any particular standard of conduct or did not have any particular belief. In connection with any determination by any Reviewing Party or otherwise as to whether Indemnified Person is entitled to be indemnified or to Expense Advances hereunder or under applicable law, the burden of proof shall be on NAUH to establish that Indemnified Person is not so entitled.

(f)	Selection of Counsel. In the event NAUH shall be obligated hereunder to provide indemnification for or make any Expense Advances with respect to the Expenses of any Claim, NAUH, if appropriate, shall be entitled to assume the defense of such Claim with counsel approved by Indemnified Person (which approval shall not be unreasonably withheld) upon the delivery to Indemnified Person of written notice of NAUH’s election to do so. After delivery of such notice, approval of such counsel by Indemnified Person and the retention of such counsel by NAUH, NAUH will not be liable to Indemnified Person under this Agreement for any fees or expenses of separate counsel subsequently retained by or on behalf of Indemnified Person with respect to the same Claim; provided, that, (i) Indemnified Person shall have the right to employ Indemnified Person’s separate counsel in any such Claim at Indemnified Person’s expense and (ii) if (A) the employment of separate counsel by Indemnified Person has been previously authorized by NAUH, (B) Indemnified Person shall have reasonably concluded that there may be a conflict of interest between NAUH and Indemnified Person in the conduct of any such defense, or (C) NAUH shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Indemnified Person’s separate counsel shall be Expenses for which Indemnified Person may receive indemnification or Expense Advances hereunder.

(g)	Settlements. NAUH shall not be liable to indemnify Indemnified Person under this Agreement for any amounts paid in settlement of any Claim effected without NAUH’s written consent. NAUH shall not settle any Claim in any manner that would impose any penalty or limitation on Indemnified Person or that would require the acknowledgment of any wrongdoing by Indemnified Person without Indemnified Person’s written consent. Neither NAUH nor Indemnified Person will unreasonably withhold consent to any proposed settlement.
5.	Additional Indemnification Rights; Nonexclusivity.
(a)	Scope. NAUH hereby agrees to indemnify the Indemnified Person to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, NAUH’s certificate of incorporation or by statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a director, officer, employee, agent or fiduciary, it is the intent of the parties hereto that Indemnified Person shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its board of directors or a director, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 11(a).

(b)	Nonexclusivity. The indemnification and the payment of Expense Advances provided by this Agreement shall be in addition to any rights to which Indemnified Person may be entitled under NAUH’s certificate of incorporation or bylaws, any other agreement, any vote of stockholders or disinterested Board Members, the Delaware General Corporation Law or otherwise. The indemnification and the payment of Expense Advances provided under this Agreement shall continue as to Indemnified Person for any action taken or not taken while serving in an indemnified capacity even though subsequent thereto Indemnified Person may have ceased to serve in such capacity.
6.	Allowance for Compliance with SEC Requirements. Indemnified Person acknowledges that the Securities and Exchange Commission (“ SEC ”) has expressed the opinion that indemnification of directors and officers from liabilities under the Securities Act of 1933, as amended (the “ Securities Act ”), is against public policy as expressed in the Securities Act and, is therefore, unenforceable. Indemnified Person hereby agrees that if a claim for indemnification against Securities Act liabilities (other than the payment by NAUH of expenses incurred or paid by a director NAUH in the successful defense of any action, suit or proceeding) is asserted in connection with the registration by NAUH of any of its stock or other securities, it will not be a breach of this Agreement for NAUH to submit to a court of competent jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
7.	No Duplication of Payments. NAUH shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnified Person to the extent Indemnified Person has otherwise actually received payment under any insurance policy or other indemnity provision, whether from NAUH or any other party.

8.	Partial Indemnification. If Indemnified Person is entitled under any provision of this Agreement or otherwise to indemnification by NAUH for some or a portion of Expenses incurred in connection with any Claim, but not, however, for all of the total amount thereof, NAUH shall nevertheless indemnify Indemnified Person for the portion of such Expenses to which Indemnified Person is entitled.

9.	Mutual Acknowledgment. Both NAUH and Indemnified Person acknowledge that in certain instances, federal law or applicable public policy may prohibit NAUH from indemnifying its Board Members under this Agreement or otherwise. Indemnified Person understands and acknowledges that NAUH has undertaken or may be required in the future to undertake with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of NAUH’s right under public policy to indemnify Indemnified Person.

10.	Liability Insurance. To the extent NAUH maintains liability insurance applicable to Board Members, Indemnified Person shall be covered by such policies in such a manner as to provide Indemnified Person the same rights and benefits as are provided to the most favorably insured of NAUH’s Board Members. Upon any Change in Control, NAUH shall obtain continuation and/or “tail” coverage for Indemnified Person to the maximum extent reasonably obtainable at such time.

11.	Exceptions. Notwithstanding any other provision of this Agreement, NAUH shall not be obligated pursuant to the terms of this Agreement:
(a)	Excluded Action or Omissions. To indemnify or make Expense Advances to Indemnified Person with respect to Claims arising out of acts, omissions or transactions for which Indemnified Person is prohibited from receiving indemnification under the Delaware General Corporation Law.

(b)	Claims Initiated by Indemnified Person. To indemnify or make Expense Advances to Indemnified Person with respect to Claims initiated or brought voluntarily by Indemnified Person and not by way of defense, counterclaim or crossclaim, except (i) with respect to actions or proceedings brought to establish or enforce a right to indemnification under this Agreement or any other agreement or insurance policy or under NAUH’s certificate of incorporation now or hereafter in effect relating to Claims for Covered Events, (ii) in specific cases if NAUH’s board of directors has approved the initiation or bringing of such Claim, or (iii) as otherwise required under Section 145 of the Delaware General Corporation Law, regardless of whether Indemnified Person ultimately is determined to be entitled to such indemnification, Expense Advances, or insurance recovery, as the case may be.

(c)	Final Court Determination. To indemnify Indemnified Person for any Expenses incurred by the Indemnified Person with respect to any action instituted by Indemnified Person or NAUH to enforce or interpret this Agreement, if a court having jurisdiction over such action determines as provided in Section 14 that Indemnified Person is not entitled to indemnification hereunder.

(d)	Claims Under Section 16(b). To indemnify Indemnified Person for Expenses and the payment of profits arising from the purchase and sale by Indemnified Person of securities in violation of Section 16(b) of the Exchange Act, or any similar successor statute.
12.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

13.	Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of NAUH), spouses, heirs and personal and legal representatives. NAUH shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of NAUH, by written agreement in form and substance satisfactory to Indemnified Person, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that NAUH would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnified Person continues to serve as a Board Member of NAUH or of any other enterprise at NAUH’s request.

14.	Expenses Incurred in Action Relating to Enforcement or Interpretation. In the event that any action is instituted by Indemnified Person under this Agreement or under any liability insurance policies maintained by NAUH to enforce or interpret any of the terms hereof or thereof, Indemnified Person shall be entitled to be indemnified for all Expenses incurred by Indemnified Person with respect to such action (including, without limitation, attorneys’ fees), unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnified Person is not entitled to indemnification hereunder; provided, however, that until such final judicial determination is made, Indemnified Person shall be entitled under Section 3 to receive payment of Expense Advances hereunder with respect to such action. In the event of an action instituted by or in the name of NAUH under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnified Person shall be entitled to be indemnified for all Expenses incurred by Indemnified Person in defense of such action (including without limitation costs and expenses incurred with respect to Indemnified Person’s counterclaims and cross-claims made in such action), unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnified Person is not entitled to indemnification hereunder; provided, however, that until such final judicial determination is made, Indemnified Person shall be entitled under Section 3 to receive payment of Expense Advances hereunder with respect to such action.

15.	Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and signed for by the party addressed, on the date of such delivery, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

16.	Consent to Jurisdiction. NAUH and Indemnified Person each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the Court of Chancery of the State of Delaware in and for New Castle County, which shall be the exclusive and only proper forum for adjudicating such a claim.

17.	Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including without limitation each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

18.	Choice of Law. This Agreement, and all rights, remedies, liabilities, powers and duties of the parties to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts between Delaware residents entered into and to be performed entirely in the State of Delaware without regard to principles of conflicts of laws.

19.	Subrogation. In the event of payment under this Agreement, NAUH shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnified Person, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable NAUH effectively to bring suit to enforce such rights.

20.	Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

21.	Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

22.	No Construction as Employment Agreement. Nothing contained in this Agreement shall be construed as giving Indemnified Person any right to be retained in the employ of NAUH or any of its subsidiaries or affiliated entities.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first above written.

National American University Holdings, Inc.
By:
Its:

Address: 5301 South Highway 16 Rapid City, SD 57701 Indemnified Person:

(Signature)

(Print)

Address: